Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

F-star Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value

- 2019 Equity Incentive Plan	834,984 (2)	$ 3.13 (3)	$ 2,613,499.92 (3)	$ 242.28

- Nonqualified Stock Option Award (Inducement Grant)	50,000 (4)	$ 2.91 (5)	$ 145,000.00 (5)	$ 13.49

- Restricted Stock Unit Award (Inducement Grant)	25,000 (6)	$ 3.13 (3)	$ 78,250.00 (3)	$ 7.26

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of shares of common stock, par value $0.0001 per share, or Common Stock, stated above consists of shares which may be sold upon the exercise of options or the issuance of stock-based awards which may hereafter be granted under the F-star Therapeutics, Inc. 2019 Equity Incentive Plan, or the “2019 Plan,” and were automatically added to the 2019 Plan pursuant to the operation of an “evergreen” provision contained within the 2019 Plan effective January 1, 2022. The maximum number of shares registered hereunder which may be sold pursuant to the 2019 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(3)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices per share of the Common Stock on The Nasdaq Capital Market as of February 28, 2022, a date within five business days prior to filing this Registration Statement.

(4)

Represents shares of Common Stock issuable upon the exercise of the nonqualified stock option award granted to an executive officer of the Registrant as an inducement material to his acceptance of employment with the Registrant, or the Stock Option Inducement Grant.

(5)

Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the Stock Option Inducement Grant may be exercised, which was the closing price of the Common Stock on March 1, 2022, the grant date of Stock Option Inducement Grant, as reported on The Nasdaq Capital Market.

(6)

Represents shares of Common stock, issuable upon the vesting of restricted stock units granted to an executive officer of the Registrant as an inducement material to his acceptance of employment with the registrant.